Exhibit 4.7

VASCULAR BIOGENICS LTD.

(THE “COMPANY”)

WARRANT

THIS IS TO CERTIFY THAT Prof. Dror Harats (the “Holder”) or his assignee is entitled to purchase front she Company, subject to the provisions of this Warrant, Ordinary Shares, NIS 0.01 par value each (“Shares”), equal to an aggregate of 1.5% of the Company’s issued and outstanding share capital on an as converted and fully diluted basis as of and at the closing of the proposed listing of the Company’s shares on the Alternative Investment Market in London, England (the “Warrant Shares” and “IPO” respectively) at any time on or after the IPO (the “Effective Date”) and until the earlier of (i) the tenth anniversary of the IPO or (ii) ninety (90) days following the termination of provision of services or employment by the Holder to the Company or any related company (the “Expiration Date”), at a price per Share of $40.114 (the “Purchase Price”), as may be adjusted hereunder.

The Warrant Shares shall vest on a quarterly basis over a period of four (4) years from the IPO, such that 1/16 of the Warrant Shares shall become vested at the end of each three-month period following the IPO, and such vesting shall automatically cease upon termination of provision of services or employment by the Holder to the Company or any related company. Any reference herein to the “Warrant Shares” shall relate solely to the Warrant Shares that are then-vested, and the Holder shall not be entitled to exercise any rights hereunder with respect to Warrant Shares that are not then-nested pursuant to the terms of this paragraph.

1.	EXERCISE OF WARRANT

Subject to the provisions hereof, this Warrant may be exercised in whole or in part, at one time or from time to time or at any time on or after the Effective Dale and until the Expiration Date (the “Exercise Period”).

1.1	Exercise for Cash

This Warrant shall be exercised by presentation and surrender hereof to the Company at the principal office of the Company; accompanied by

1.1.1	a written notice of exercise; and

1.1.2	wire transfer to the Company’s bank account or banker’s check for the aggregate Purchase Price for the number of Shares specified in such notice,

Upon such presentation and Surrender of the notice of exercise accompanied by the aggregate Purchase Price of the Shares purchased thereunder, the Company shall issue promptly to the Holder the Shares to which the Holder is entitled thereunder.

1.2	Exercise on Net Issuance Basis

In lieu of payment to the Company as set forth in subsection 1.1 above, the Holder may convert this Warrant in whole or in part, into the number of Ordinary Shares calculated pursuant to the following formula, by .surrendering this Warrant to the Company at the principal office of the Company, accompanied by a written notice of exercise, specifying the number of Shares into which the Holder desires to convert this Warrant:

Where:

X =	the number of Ordinary Shares to be issued to the Holder;

Y =	the number of Ordinary Shares which would otherwise have been obtainable upon conversion of this Warrant;

A =	the fair market value of one Ordinary Share; and

B =	the Purchase Price

For purposes of this Section 1.2, the fair market value of one (1) Ordinary Share as of a particular date shall be average of the closing bid and asked prices of the Company’s Ordinary Shares quoted on the AIM (or any other exchange upon which the Company’s shares are listed), as published for the ten (10) trading days immediately prior to but not including the date of exercise.

1.3	Notwithstanding any provision herein to the contrary, in the event that the Holder elects to exercise this warrant under an Exercise on Net Issuance Basis as set forth in Section 1.2 above such exercise to become effective only upon the closing of an IPO or a Sale, as the case may be.

1.4	If this Warrant should be exercised in part only, the Company shall upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder to purchase the balance of the Shares purchasable hereunder. Upon receipt by the Company of (i) this Warrant, in proper form for exercise, and (ii) payment of the aggregate Purchase Price pursuant to the respective notice of exercise, the Holder shall be deemed to be the holder of record of the Shares issuable upon such exercise, notwithstanding that the Share transfer books of the Company shall then be closed or that certificates representing such Shares shall not then be actually delivered to the Holder.

1.5	No fractions of Shares shall be issued in connection with the exercise of this Warrant, and the number of Shares issued shall be rounded up to the nearest whole number.

2.	RESERVATION OF SHARES

The Company hereby agrees that at all times it will maintain and reserve such number of authorized but unissued Shares so that this Warrant may be exercised without additional authorization of Shares after giving effect to all other warrants, convertible securities and other rights to acquire shares of the Company.

3.	EXCHANGE OR LOSS OF WARRANT CERTIFICATE

This Warrant is exchangeable, upon presentation and surrender hereof at the principal office of the Company, in connection with a partial exercise hereof. The term “Warrant” as used herein includes any Warrant or Warrants for which this Warrant may be exchanged. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

4.	ADJUSTMENT

The number of Shares purchasable upon the exercise of this Warrant and the Purchase Price shall be subject to adjustment from time to time or upon exercise as provided in this Section 4.

4.1	If, during the Exercise Period, the Company shall distribute a share dividend or reclassify of its shares to all of the holders of shares of the Company (i.e. bonus shares), the number of Shares purchasable upon exercise of this Warrant shall be increased by multiplying such number of Shares to be purchased under this Warrant by a fraction of which the denominator shall be the number of Ordinary Shares outstanding in the Company at the close of business on the day immediately preceding the date of such distribution and the numerator shall be the sum of such number of Ordinary Shares and the total number of bonus shares, such increase to become effective immediately after the opening of business on the date following such distribution, and upon the happening of such an event the Purchase Price mail be adjusted appropriately.

4.2	If during the Exercise Period, the outstanding share capital shad he subdivided into a greater number of shares, the number of Shares purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, if the outstanding shares shall each be combined into a smaller number of shares, the number of Shares purchasable upon exercise of this Warrant at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, and in each such case the Purchase price shall be adjusted appropriately.

4.3	If at any time during the Exercise Period, a capital reorganization of the shares of the Company shall take place (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or a sale of all or substantially all of the shares or assets of the Company (“Sale”), then, as a part of such reorganization, merger, consolidation or Sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or Sale, to which a holder of Shares would have been entitled on such capital reorganization, merger, consolidation or sale, in any such case (except to the extent any cash or properly is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection with respect to the rights of the Holder after the reorganization, merger, consolidation or Sale to the end that the provisions of this Subsection (including adjustment of the number of Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

4.4	If the Company, at any time during the Exercise Period, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 4.

4.5	In the event that the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall only complete such issuance or other action if, as part thereof, allowance is made to protect the economic interest of the Holder either by increasing the number of Shares or by procuring that the Holder shad be entitled, on economically proportionate terms, to acquire additional shares of the spun-off or split-off entities.

4.6	The Company will not, by amendment of its Articles of Association or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or per formed hereunder, but will at all times in good faith assist in the carrying nut of all the provisions hereof and in taking of all such actions and making all such adjustments as may be necessary or appropriate in order to protect the rights of the Holder against impairment.

5.	NOTICE OF ADJUSTMENTS

Whenever the number of Shares for which this Warrant is exercisable is adjusted as provided in Section 4 hereof, the Company shall promptly compute such adjustment and deliver to the Holder a certificate setting forth the number of Shares for which this Warrant is exercisable and the Purchase Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

6.	RIGHTS OF THE HOLDER

This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company, except the rights expressed herein and no dividend or interest shall be payable or accrue in respect of tins Warrant.

7.	EXPENSES

The Company will pay the Israeli Stamp Duty on the issuance of the Shares, and will notify the Israeli Companies Registrar of such issuance within the time period required by law. The Stamp Duty on this Warrant, if any, will be paid in full by the Company.

8.	TERMINATION

This Warrant and all the rights conferred hereby shall terminate and expire immediately upon the Expiration Date.

9.	MISCELLANEOUS

9.1	No failure or delay on the part of any party in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

9.2	No modification or amendment of this Warrant will be valid unless signed by the parties hereto.

9.3	This Warrant and the Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter.

9.4	All article and section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant.

9.5	This Warrant shall he governed by the laws of the State of Israel, without regard to principles of conflicts of law thereof. The Holder and the Company hereby irrevocably submit to the exclusive jurisdiction of the appropriate courts in Tel Aviv in any suit, action, or proceeding pertaining to this Warrant.

9.6	The addresses of the parties for the purposes of this Warrant are as set forth in the preamble to this Warrant or any other address provided in writing by a party hereto.

9.7	Any notice or communication required or permitted hereunder shall be given in writing and sent by registered mail, personally delivered by hand, or telecopied.

9.8	Any notice given in conformity with the provisions of Section 9.6 above shall be deemed given: four (4) business days after it was mailed by registered mail; when delivered if delivered by hand delivery, receipt acknowledged; or one business day if sent by facsimile transmission (provided that confirmation of receipt is provided).

9.9	This Warrant may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

9.10	Except as otherwise expressly provided in this Warrant, all of the terms of this Warrant shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Warrant or any of its rights, interests, or obligations hereunder without the prior written approval of the Company, provided that the Holder may transfer and assign all or any part of the Warrant to its Permitted Transferees (as such term is defined in the Articles of Association of the Company).

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IN WITNESS WHEREOF, the Company has executed this Warrant as of March 26, 2007:

VASCULAR BIOGENICS LTD.

By:	/s/ Dror Harats

Title:	CEO

Date:	3/26/07